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                                                                    EXHIBIT 14.1

                                   BELK, INC.

                                 CODE OF ETHICS
                   FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS

I.       GENERAL

         The policy of Belk, Inc. (the "Company") is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards, and the Company has implemented the Belk Acceptable Business Practices policy that sets forth standards of appropriate conduct for all Belk associates. Senior executive and financial officers hold an important and elevated role in maintaining a commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company's public communications, and (iii) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code of Ethics for its Chief Executive Officer, Chief Financial Officer, and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer (the "Senior Executive and Financial Officers"). This Code of Ethics shall be approved periodically by the Audit Committee of the Board of Directors (the "Audit Committee") and disbursed to the public by means of one of the methods described in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC").

II.      HONEST AND ETHICAL CONDUCT

         Senior Executive and Financial Officers are expected to exhibit and promote the highest standards of honest and ethical conduct, by, among other things, adhering to the following policies and procedures:

         o Senior Executive and Financial Officers shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

         o Senior Executive and Financial Officers shall inform the Chairman of the Audit Committee of (a) deviations in practice from policies and procedures governing honest and ethical behavior or (b) any material transaction or relationship that could reasonably be expected to create a conflict of interest.

         o Senior Executive and Financial Officers shall demonstrate personal support for the policies and procedures set forth in this Code of Ethics and shall strive to reinforce these principles and standards throughout the Company.


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         o        Senior Executive and Financial Officers shall respect the
                  confidentiality of information acquired in performance of one's responsibilities and shall not use confidential information for personal advantage.

III.     FINANCIAL RECORDS AND PERIODIC REPORTS

         The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules) and (b) required the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company's accounting records. In addition to performing their duties and responsibilities under these requirements, each of the Senior Executive and Financial Officers will establish and manage the Company's reporting systems and procedures with due care and diligence to ensure that:

         o Reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts.

         o Business transactions are properly authorized and completely and accurately recorded in all material respects on the Company's books and records in accordance with generally accepted accounting principles and the Company's established financial policies.

         o Retention or disposal of Company records is in accordance with applicable legal and regulatory requirements.

IV.      COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

         The policy of the Company is to comply with all applicable laws, rules and regulations. Accordingly, the Senior Executive and Financial Officers shall adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters.

         Any Senior Executive or Financial Officer who is unsure whether a situation violates any applicable law, rule, regulation or Company policy should discuss the situation with the General Counsel or outside counsel.

V.       COMPLIANCE WITH CODE OF ETHICS

         The Senior Executive and Financial Officers shall acknowledge their ongoing compliance with this Code of Ethics annually to the Audit Committee.


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This Code of Ethics will be published and made available to all employees, and any employee should promptly report any violation of this Code of Ethics to the Chairman of the Committee. The Board of Directors shall take appropriate action with respect to the failure of any Senior Executive or Financial Officer to comply with this Code of Ethics, which may include reprimand, demotion or dismissal, depending on the seriousness of the offense.


Adopted: March 10, 2004















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